Exhibit 99.1

Consent of Executive Officer Nominee

RenovoRx, Inc. is filing a Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Act, in connection with the initial public offering of Common Stock of RenovoRx, Inc. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as an Executive Officer nominee of RenovoRx, Inc. in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Christopher J. Lehman
Christopher J. Lehman